Exhibit 10.2

THE ALTRIA GROUP, INC.

2010 PERFORMANCE INCENTIVE PLAN

DEFERRED STOCK AGREEMENT

FOR ALTRIA GROUP, INC. COMMON STOCK

(January 25, 2011)

ALTRIA GROUP, INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the 2011 Deferred Stock Award section of the Award Statement (the “Employee”) under the Altria Group, Inc. 2010 Performance Incentive Plan (the “Plan”) a Deferred Stock Award (the “Award”) dated January 25, 2011 (the “Award Date”), with respect to the number of shares of the Common Stock of the Company (the “Common Stock”) set forth in the 2011 Deferred Stock Award section of the Award Statement (the “Deferred Shares”), all in accordance with and subject to the following terms and conditions of this Deferred Stock Agreement (the “Agreement”):

1. Condition to Award. As applicable and in the sole discretion of the Company or its delegate, this Award may be contingent on, and in consideration of, the execution of a Confidentiality and Non-Competition Agreement by the Employee. In the event the Employee is required to execute a Confidentiality and Non-Competition Agreement, the Company or its delegate will so notify the Employee prior to issuance of the Award. If the Employee does not execute the Confidentiality and Non-Competition Agreement within a reasonable time frame established by the Company or its delegate, but no later than 90 days after the Award Date, this Agreement will be null and void with respect to the Employee and the Employee will forfeit any and all rights to the Award.

2. Restrictions. Subject to Section 1 above and Section 3 below, the restrictions on the Deferred Shares shall lapse and the Deferred Shares shall vest on the vesting date set forth in the 2011 Deferred Stock Award section of the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the Altria Group during the entire period commencing on the Award Date and ending on the Vesting Date.

3. Termination of Employment Before Vesting Date. In the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) prior to the Vesting Date due to death, Disability or Normal Retirement, the restrictions on the Deferred Shares shall lapse and the Deferred Shares shall become fully vested on the date of death, Disability, or Normal Retirement.

If the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) is terminated for any reason other than death, Disability, or Normal Retirement prior to the Vesting Date, the Employee shall forfeit all rights to the Deferred Shares immediately after termination of employment. Notwithstanding the foregoing, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Deferred Shares.

4. Voting and Dividend Rights. The Employee does not have the right to vote the Deferred Shares or receive dividends prior to the date, if any, such Deferred Shares are paid to the Employee in the form of Common Stock pursuant to the terms hereof. However, unless otherwise determined by the Compensation Committee, the Employee shall receive cash payments (less applicable withholding taxes) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the Deferred Shares that have not been forfeited, as such dividends are paid.

5. Transfer Restrictions. This Award and the Deferred Shares are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Deferred Shares shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 8 below.

6. Withholding Taxes. The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting, vesting, or payment of this Award, as the case may be, by deducting the number of Deferred Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Deferred Shares awarded, vested, paid, or otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award, or hypothetical withholding tax amounts if the Employee is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested Deferred Shares by the Employee. Deferred Shares deducted from this Award in satisfaction of actual minimum statutory withholding tax requirements shall be valued at the Fair Market Value of the Common Stock received in payment of vested Deferred Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws.

7. Death of Employee. If any of the Deferred Shares shall vest upon the death of the Employee, any Common Stock received in payment of the vested Deferred Shares shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have received in writing a beneficiary designation, the Common Stock shall be registered in the name of the designated beneficiary.

8. Payment of Deferred Shares. Each Deferred Share granted pursuant to this Award represents an unfunded and unsecured promise of the Company to issue to the Employee, on or as soon as practicable after the date the Deferred Share becomes fully vested pursuant to Section 2 or 3 and otherwise subject to the terms of this Agreement, the value of one share of the Common Stock. Except as otherwise expressly provided in the 2011 Deferred Stock Award section of the Award Statement and subject to the terms of this Agreement, such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) in the form of Common Stock as soon as practicable following the full vesting of the Deferred Share pursuant to Section 2 or 3.

9. Special Payment Provisions. Notwithstanding anything in this Agreement to the contrary, if the Employee will become eligible for Normal Retirement (a) for Deferred Shares with a Vesting Date between January 1 and March 15, before the calendar year preceding the Vesting Date and (b) for Deferred Shares with a Vesting Date after March 15, before the calendar year in which such Vesting Date occurs, then the Deferred Shares will be subject to the following provisions. If the Employee is a “specified employee” within the meaning of section 409A of the Internal Revenue Code and the regulations thereunder (“Code section 409A”), any payment of Deferred Shares under Section 8 that is on account of his separation from service shall be delayed until six months following such separation from service. In the event of a “Change in Control” under section 6(b) of the Plan that is not also a “change in control event” with the meaning of Treas. Reg. §1.409A-3(i)(5)(i), the Deferred Shares shall become fully vested pursuant to section 6(a) of the Plan, but shall not be paid upon such Change in Control as provided by section 6(a) of the Plan, and shall instead be paid at the time the Deferred Shares would otherwise be paid pursuant to this Agreement. References to termination of employment and separation from service in this Agreement shall be interpreted as references to a separation from service, within the meaning of Code section 409A, with the Company and all of its subsidiaries and affiliates treated as a single employer under Code section 409A. This Agreement shall be construed in a manner consistent with Code section 409A.

10. Board Authorization in the Event of Restatement. Notwithstanding anything in this Agreement to the contrary, if the Board of Directors of the Company or an appropriate Committee of the Board determines that, as a result of a restatement of the Company’s financial statements, an Employee has received greater compensation in connection with the Award than would been received absent the incorrect financial statements, the Board or Committee, in its discretion, may take such action with respect to this Award as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, causing the full or partial cancellation of this Award and, with respect to Deferred Shares that have vested, requiring the Employee to repay to the Company the full or partial Fair Market Value of the Award determined at the time of vesting, and the Employee agrees by accepting this Award that the Board or Committee may make such a cancellation, impose such a repayment obligation, or take other necessary or appropriate actions in such circumstances.

11. Other Terms and Definitions. The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan. Subject to the provisions of section 6(a) of the Plan, in the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Deferred Shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with the Company or any subsidiary or affiliate, in each case subject to any Board or Compensation Committee action specifically addressing any such adjustments, cash payments, or continued employment treatment.

For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment under a pension plan of the Company or any subsidiary or affiliate of the Company or under an employment contract with the Company or any subsidiary or affiliate of the Company on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Compensation Committee, in its sole discretion, deems equivalent to retirement. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate.

IN WITNESS WHEREOF, this Deferred Stock Agreement has been duly executed as of January 25, 2011.

ALTRIA GROUP, INC.

By:	W. Hildebrandt Surgner, Jr. Corporate Secretary

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